 Armstrong Confirms No December Dividend

- In Response to Inquiries -

LANCASTER, Pa., Dec. 18 /PRNewswire-FirstCall/ -- In response to inquiries, Armstrong World Industries, Inc. (NYSE: AWI) confirms its Board of Directors did not declare a special cash dividend in its regularly scheduled December meeting. The Board will continue to evaluate the return of cash to shareholders based on factors including actual and forecasted operating results, the outlook for global economies and credit markets, and the Company's current and forecasted capital requirements.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2007, Armstrong's consolidated net sales totaled approximately $3.5 billion. Based in
Lancaster, Pa., Armstrong operates 40 plants in 10 countries and has approximately 12,300 employees worldwide. For more information, visit
www.armstrong.com.

CONTACT: Investors, Beth Riley, +1-717-396-6354, bariley@armstrong.com,
Media, Jennifer Johnson, +1-866-321-6677, jenniferjohnson@armstrong.com